                                                                 EXHIBIT 9.1

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                             SHAREHOLDERS AGREEMENT




                          HOME INTERIORS & GIFTS, INC.





                              ____________________



                            Dated as of June 4, 1998


                              ____________________





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
                               TABLE OF CONTENTS

                                                        ARTICLE 1
                                                       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.1      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2      Rules of Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                                                        ARTICLE 2
                                     MANAGEMENT OF THE COMPANY AND CERTAIN ACTIVITIES . . . . . . . . . . . . . . . .   6
         Section 2.1      Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 2.1.1    Board Representation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 2.1.2    Vacancies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 2.1.3    Termination of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 2.1.4    Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 2.1.5    Initial HMTF Designees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 2.1.6    Initial Carter Designees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 2.1.7    Calculation of Share Numbers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.2      Other Activities of the Holders; Fiduciary Duties . . . . . . . . . . . . . . . . . . . . .   8

                                                        ARTICLE 3
                                                   REGISTRATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.1      Demand Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 3.1.1    Request for Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 3.1.2    Effective Registration and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 3.1.3    Selection of Underwriters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 3.1.4    Priority on Demand Registrations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 3.1.5    Rights of Nonrequesting Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 3.1.6    Deferral of Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.2      Piggyback Registrations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.2.1    Right to Piggyback  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.2.2    Priority on Registrations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.3      Holdback Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.4      Registration Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.5      Suspension of Dispositions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.6      Registration Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.7      Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                        ARTICLE 4
                                                 TRANSFERS OF SECURITIES  . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.1      Tag Along Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 4.1.1    Significant Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 4.1.2    Threshold Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 4.1.3    Terms of Participation Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.2      Certain Events Not Deemed Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.3      Transfer and Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.4      Replacement Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22


                                                        ARTICLE 5
                                                 LIMITATION ON TRANSFERS  . . . . . . . . . . . . . . . . . . . . . .  23
         Section 5.1      Restrictions on Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 5.2      Restrictive Legends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 5.2.1    Securities Act Legend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 5.2.2    Other Legends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 5.3      Notice of Proposed Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.4      Termination of Certain Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                        ARTICLE 6
                                                  AFFILIATE TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . .  24

                                                        ARTICLE 7
                                                       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 7.1      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                                        ARTICLE 8
                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 8.1      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 8.2      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 8.3      Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 8.4      Duplicate Originals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 8.5      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 8.6      No Waivers; Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 8.7      Actions of Carter Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 8.8      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 8.9      Certain Actions by HMC Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                             SHAREHOLDERS AGREEMENT

         THIS SHAREHOLDERS AGREEMENT (this "Shareholders Agreement"), dated as of June 4, 1998, is entered into by and among Home Interiors & Gifts, Inc., a Texas corporation (including its successors, the "Company"), and the securityholders listed on the signature pages hereof.

         In consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.1      DEFINITIONS.

                 "ACCREDITED INVESTOR" means an "Accredited Investor," as defined in Regulation D, or any successor rule then in effect.

                 "ADVICE" shall have the meaning provided in Section 3.5 hereof.

                 "AFFILIATE" means, with respect to any Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                 "BENEFICIAL OWNERSHIP" with respect to any securities shall mean having "beneficial ownership" (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same Holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who are Affiliates of such Person (excluding officers and directors of the Company, the Company and their controlled Affiliates) who together with such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

                 "CARTER BOARD SHARE" shall have the meaning set forth in
         Section 2.1.1(c) hereof.

                 "CARTER DESIGNEE" shall have the meaning set forth in Section 2.1.1.

                 "CARTER SHAREHOLDERS" means, collectively, those shareholders of the Company listed on Exhibit A attached hereto and any direct or indirect transferee of any such shareholder who shall become a party hereto in accordance with Section 5.1 hereof; provided, however, that for purposes of Section 2.1 of this Shareholders Agreement, "Carter Shareholders" shall mean, collectively, those shareholders of the Company listed on Exhibit A attached hereto and any direct or indirect transferee of any such shareholder who shall become a party hereto in accordance with Section 5.1 hereof and who is an Affiliate of such shareholder or an officer, director, or employee of such shareholder or its Affiliates (and any of their respective Family Members, their estates or trusts for the primary benefit of such Family Members).

                 "CLOSING" shall mean the date on which the transactions contemplated by the Merger Agreement are consummated.

                 "COMMON STOCK" means shares of the Common Stock, par value $0.10 per share, of the Company, and any capital stock into which such Common Stock thereafter may be changed.

                 "COMMON STOCK EQUIVALENTS" means, without duplication with any other Common Stock or Common Stock Equivalents, any rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock of the Company and securities convertible or exchangeable into Common Stock of the Company, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

                 "COMPANY" shall have the meaning set forth in the introductory paragraph hereof.

                 "CO-SELLER" shall have the meaning set forth in Section 4.1.1 hereof.

                 "DEMAND REGISTRATION" shall have the meaning set forth in
         Section 3.1.1 hereof.

                 "DEMAND REQUEST" shall have the meaning set forth in Section
         3.1.1 hereof.

                 "DESIGNEES" shall have the meaning provided in Section 2.1.1.

                 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

                 "EXCLUDED REGISTRATION" means a registration under the Securities Act of (i) securities pursuant to one or more Demand Registrations pursuant to Section 3.1 hereof, (ii) securities registered on Form S-8 under the Securities Act or any similar successor form and (iii) securities registered to effect the acquisition of or combination with another Person.

                 "FAMILY MEMBER" means, as to any natural Person, such Person's spouse, grandparent or descendant of that grandparent, children (natural and adopted), natural or adopted siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

                 "FULLY-DILUTED COMMON STOCK" means, at any time, the then outstanding Common Stock plus (without duplication) all shares of Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion, or exchange of all then outstanding Common Stock Equivalents.

                 "HMC BOARD SHARE" shall have the meaning set forth in Section 2.1.1(b) hereof.

                 "HMC SHAREHOLDERS" means, collectively, HM/RB Partners, L.P. and any direct or indirect transferee of such shareholder who shall become a party hereto in accordance with Section 5.1 hereof; provided, however, that for purposes of Section 2.1, Section 4.1, and Section
         4.2 of this Shareholders Agreement, "HMC Shareholders" shall mean, collectively, HM/RB Partners, L.P. and any direct or indirect transferee of such shareholder who shall become a party hereto in accordance with Section 5.1 hereof and who is an Affiliate of such shareholder or an officer, director, or employee of such shareholder or its Affiliates (and any of their respective Family Members or trusts for the primary benefit of such Family Members).

                 "HMTF DESIGNEE" shall have the meaning set forth in Section 2.1.1.

                 "HMTF" means Hicks, Muse, Tate & Furst Incorporated, a Texas corporation, an affiliate of HM/RB Partners, L.P.

                 "HOLDER" means (i) a securityholder listed on a signature page hereof and (ii) any direct or indirect transferee of any such securityholder who shall become a party to this Shareholders Agreement in accordance with Section 5.1 hereof.

                 "INDEPENDENT DIRECTOR" means a Person who is not (i) an HMC Shareholder, (ii) a Carter Shareholder or (iii) an employee of the Company or any of its Subsidiaries or a Family Member of any such employee.

                 "MATERIAL ADVERSE EFFECT" shall have the meaning provided in
         Section 3.1.4 hereof.

                 "MERGER AGREEMENT" shall mean the Agreement and Plan of Merger, dated as of April 13, 1998, among the Company, Crowley Investments, Inc. and the shareholders of the Company party thereto.

                 "NASD" shall have the meaning provided in Section 3.4(xiv) hereof.

                 "PARTICIPATION OFFER" shall have the meaning provided in
         Section 4.1.1 hereof.

                 "PERSON" or "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

                 "PREFERRED STOCK" means shares of stock of the Company which have a preference as to dividends or distribution upon liquidation or dissolution of the Company, and any capital stock into which such Preferred Stock thereafter may be changed.

                 "QUALIFIED IPO" means a firm commitment underwritten public offering of Common Stock pursuant to a registration statement under the Securities Act where both (i) the proceeds to the Company (prior to deducting any underwriters' discounts and commissions) equal or exceed Twenty-Five Million Dollars ($25,000,000) and (ii) upon consummation of such offering, the Common Stock is listed on the New York Stock Exchange or authorized to be quoted and/or listed on the Nasdaq National Market.

                 "REGISTRABLE SHARES" means at any time the Common Stock owned by the Holders, whether owned on the date hereof or acquired hereafter; provided, however, that Registrable Shares shall not include any shares of Common Stock (i) the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration or (ii) which have been sold pursuant to Rule 144 or 144A of the SEC under the Securities Act.

                 "REGISTRATION EXPENSES" shall have the meaning provided in
         Section 3.6 hereof.

                 "REGULATION D" means Regulation D promulgated under the Securities Act by the SEC.

                 "REQUIRED FILING DATE" shall have the meaning provided in
         Section 3.1.1(b) hereof.

                 "SEC" means the Securities and Exchange Commission.

                 "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

                 "SELLER AFFILIATES" shall have the meaning provided in Section
         3.7.1 hereof.

                 "SHAREHOLDERS AGREEMENT" means this Shareholders Agreement, as the same may be amended from time to time.

                 "SIGNIFICANT SALE" shall have the meaning provided in Section
         4.1.1 hereof.

                 "SUBSIDIARY" of any Person means (i) a corporation a majority of whose outstanding shares of capital stock or other equity interests with voting power, under ordinary circumstances, to elect directors, is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, and (ii) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

                 "SUSPENSION EVENT" shall have the meaning provided in Section
         3.5 hereof.

                 "SUSPENSION NOTICE" shall have the meaning provided in Section
         3.5 hereof.

                 "THRESHOLD TRANSACTION" shall have the meaning provided in
         Section 4.1.2 hereof.

                 "TRANSFER" means any disposition of any Common Stock or any interest therein that would constitute a "sale" thereof within the meaning of the Securities Act.

                 "TRANSFER NOTICE" shall have the meaning provided in Section
         5.3 hereof.

         SECTION 1.2 RULES OF CONSTRUCTION. Unless the context otherwise requires

                 (1)      a term has the meaning assigned to it;

                 (2)      "or" is not exclusive;

                 (3) words in the singular include the plural, and words in the plural include the singular;

                 (4) words used herein, regardless of the gender, will be deemed and construed to include any other gender, masculine, feminine or neuter;

                 (5) provisions apply to successive events and transactions; and

                 (6) "herein," "hereof" and other words of similar import refer to this Shareholders Agreement as a whole and not to any particular Article, Section or other subdivision hereof.

                                   ARTICLE 2
                MANAGEMENT OF THE COMPANY AND CERTAIN ACTIVITIES

         SECTION 2.1      BOARD OF DIRECTORS.

                 2.1.1 Board Representation. (a) At all times during the term hereof, subject to Section 2.1.3, the Board of Directors of the Company shall consist of eleven (11) members (plus such number of directors as may be elected from time to time pursuant to the terms of any Preferred Stock that may be issued and outstanding from time to time).

                 (b) HMTF Designees. Subject to Section 2.1.3, for so long as the HMC Shareholders own, in the aggregate, at least 50% of the number of shares of Common Stock owned by the HMC Shareholders at the Closing (the "Initial HMC Shares"), HMTF shall be entitled to designate to the Board of Directors of the Company six (6) individuals. Subject to Section 2.1.3, at such time as the HMC Shareholders own a number of shares of Common Stock equal to less than 50% of the Initial HMC Shares, HMTF shall be entitled to designate to the Board of Directors a number of individuals (rounded to the nearest whole number) equal to the product of (i) nine (9) directors times (ii) the HMC Board Share; provided, however, that notwithstanding the foregoing, the Carter Shareholders shall be entitled to designate at least three (3) of such nine (9) directors for so long as they are otherwise entitled to do so pursuant to the first sentence of Section 2.1.1(c) below. The individuals designated by HMTF pursuant to the first two sentences of this Section 2.1.1(b) are referred to herein individually as an "HMTF Designee" and collectively as the "HMTF Designees." As used herein, the term "HMC Board Share" shall mean a fraction, the numerator of which is the aggregate number of shares of Common Stock owned by the HMC Shareholders, and the denominator of which is the aggregate number of shares of Common Stock owned by the HMC Shareholders and the Carter Shareholders collectively.

                 (c) Carter Designees. Subject to Section 2.1.3, for so long as the Carter Shareholders own, in the aggregate, at least 50% of the number of shares of Common Stock owned by the Carter Shareholders at the Closing (the "Initial Carter Shares") or, if earlier, until the fifth anniversary of the date of this Agreement, the Carter Shareholders, shall be entitled to designate to the Board of Directors of the Company three (3) individuals. Subject to Section 2.1.3, at such time as the Carter Shareholders own a number of shares of Common Stock equal to less than 50% of the Initial Carter Shares or, if earlier, from and after the fifth anniversary of the date of this Agreement, the Carter Shareholders, shall be entitled to designate to the Board of Directors a number of individuals (rounded to the nearest whole number) equal to the product of (i) the total number of directors to be designated by the Carter Shareholders and the HMC Shareholders pursuant hereto times (ii) the Carter Board Share. The individuals designated by the Carter Shareholders pursuant to the first two sentences of this Section 2.1.1(c) are referred to herein individually as a "Carter Designee" and collectively as the "Carter Designees." As used herein, the term "Carter Board Share" shall mean a fraction, the numerator of which is the aggregate number of shares of Common Stock owned by the Carter Shareholders, and the denominator of which is the aggregate number of shares of Common Stock owned by the Carter Shareholders and the HMC Shareholders collectively.

                 (d) Independent Directors. Subject to Section 2.1.3, HMTF and the Carter Designees shall mutually agree (acting reasonably) upon and designate to the Board of Directors of the Company two (2) Independent Directors.

                 (e) Voting of Holders. Each Holder shall vote his or its shares of Common Stock at any regular or special meeting of shareholders of the Company or in any written consent executed in lieu of such a meeting of shareholders and shall take all other actions (including using his or her best efforts to cause the Board of Directors of the Company to take all actions) necessary to give effect to the agreements contained in this Shareholders Agreement (including, without limitation, the election of the Designees) and to ensure that the articles of incorporation and bylaws of the Company as in effect at any time hereafter do not conflict in any respect with the provisions of this Shareholders Agreement. In order to effectuate the provisions of this
Article 2, each Holder hereby agrees that when any action or vote is required to be taken by such Holder pursuant to this Shareholders Agreement, such Holder shall use his or its best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of shareholders of the Company, as the case may be, or execute or cause to be executed a consent in writing in lieu of any such meetings pursuant to Article 9.10.A of the Texas Business Corporation Act, as amended from time to time, or any successor statutes.

                 2.1.2 Vacancies. If, prior to election to the Board of Directors of the Company pursuant to Section 2.1.1 hereof, any Designee shall be unable or unwilling to serve as a director of the Company, the Person or Persons who designated such Designee shall be entitled to designate a replacement who shall then be a Designee for purposes of this Article 2. If, following an election to the Board of Directors of the Company pursuant to
Section 2.1.1 hereof, any Designee shall resign or be removed (which may only be done by the Person or Persons who designated such Designee) or be unable to serve for any reason prior to the expiration of his term as a director of the Company, the Person who designated such Designee pursuant to Section 2.1.1 shall, within thirty (30) days of notice from the Company of such event, notify the Board of Directors of the Company in writing of a replacement Designee, and either (i) the Holders shall comply with the provisions of Section 2.1.1(e) to ensure the election to the Board of Directors of the Company of such replacement Designee to fill the unexpired term of the Designee who such replacement Designee is replacing or (ii) the Board of Directors shall elect or appoint such replacement Designee to fill the unexpired term of the Designee who such replacement Designee is replacing. If HMTF requests that any HMTF Designee, or the Carter Shareholders request that any Carter Designee, be removed as a director (with or without cause) by written notice thereof to the Company, then the Company shall take all actions necessary to effect, and each of the Holders shall vote all his or its capital stock in favor of, such removal upon such request.

                 2.1.3 Termination of Rights. The rights and obligations of HMTF under Section 2.1, shall terminate upon the first to occur of (i) the termination or expiration of this

Shareholders Agreement or this Section 2.1, (ii) such time as HMTF elects in writing to terminate its rights (but not obligations) under this Section 2.1, or (iii) such time as the HMC Shareholders cease to own, in the aggregate, at least ten percent (10%) of the number of shares of Common Stock then outstanding. The rights and obligations of the Carter Shareholders under this
Section 2.1 shall terminate upon the first to occur of (i) the termination or expiration of this Shareholders Agreement or this Section 2.1, (ii) such time as the Carter Shareholders elect in writing to terminate their rights (but not obligations) under this Section 2.1, or (iii) such time as the Carter Shareholders cease to own, in the aggregate, at least ten percent (10%) of the number of shares of Common Stock then outstanding (provided that this clause
(iii) shall have no force or effect during the first five years of the term of this Agreement if and only to the extent the Carter Shareholders own, in the aggregate, at least 50% of the Initial Carter Shares).

                 2.1.4 Costs and Expenses. The Company will pay all reasonable out-of-pocket expenses incurred by the Designees in connection with their participation in meetings of the Board of Directors (and committees thereof) of the Company and the Boards of Directors (and committees thereof) of the Subsidiaries of the Company.

                 2.1.5 Initial HMTF Designees. The HMC Shareholders and the Carter Shareholders hereby consent to the election, as of the date hereof, of the following four (4) individuals to serve as the initial HMTF Designees to the Board of Directors of the Company: Daniel S. Dross, Jack D. Furst, Thomas
O. Hicks and Lawrence D. Stuart, Jr.

                 2.1.6 Initial Carter Designees. The HMC Shareholders and the Carter Shareholders hereby consent to the election, as of the date hereof, of the following three (3) individuals to serve as the initial Carter Designees to the Board of Directors of the Company: Donald J. Carter, Jr., Barbara J. Hammond and Christina L. Carter Urschel.

                 2.1.7    Calculation of Share Numbers.  For purposes of this
Section 2.1 only, any calculation of the number of shares of Common Stock owned by an HMC Shareholder or a Carter Shareholder at any date shall be determined as follows: (i) "owned" shall mean Beneficial Ownership and (ii) each calculation shall be equitably adjusted for subsequent stock splits, reverse stock splits, stock combinations, recapitalizations, stock dividends and the like.

         SECTION 2.2 OTHER ACTIVITIES OF THE HOLDERS; FIDUCIARY DUTIES. It is understood and accepted that the Holders and their Affiliates have interests in other business ventures which may be in conflict with the activities of the Company and its Subsidiaries and that, subject to applicable law, nothing in this Shareholders Agreement shall limit the current or future business activities of the Holders, whether or not such activities are competitive with those of the Company and its Subsidiaries. Nothing in this Shareholders Agreement, express or implied, shall relieve any officer or director of the Company or any of its Subsidiaries, or any Holder, of any fiduciary or other duties or obligations they may have to the Company's shareholders.

                                   ARTICLE 3
                              REGISTRATION RIGHTS

         SECTION 3.1      DEMAND REGISTRATION.

                 3.1.1    Request for Registration.

                          (a) At any time after one hundred eighty (180) days after the consummation of a Qualified IPO, (i) HMC Shareholders owning 35% or more of the aggregate number of Registrable Shares then owned by the HMC Shareholders or (ii) Carter Shareholders owning 35% or more of the aggregate number of Registrable Shares then owned by the Carter Shareholders, may request the Company, in writing (a "Demand Request"), to effect the registration under the Securities Act of all or part of its or their Registrable Shares (a "Demand Registration"); provided, however, that the Company shall not be required to effect a Demand Registration pursuant to a Demand Request unless the proceeds to the Holders of Registrable Shares requested to be registered thereunder (collectively, the "Requesting Holders") (prior to deducting any underwriters' discounts and commissions) equal or exceed ten million dollars ($10,000,000).

                          (b) Each Demand Request shall specify the number of Registrable Shares proposed to be sold. Subject to Section 3.1.6, the Company shall file the Demand Registration within ninety (90) days after receiving a Demand Request (the "Required Filing Date") and shall use all commercially reasonable efforts to cause the same to be declared effective by the SEC as promptly as practicable after such filing; provided, that the Company need effect only (i) an aggregate of three (3) Demand Registrations pursuant to Demand Requests made by the HMC Shareholders and (ii) an aggregate of three (3) Demand Registrations pursuant to Demand Requests made by the Carter Shareholders; provided, further, that if any Registrable Shares requested to be registered pursuant to a Demand Request are excluded from the applicable Demand Registration pursuant to Section 3.1.4 below, the Holders making such Demand Request shall have the right, with respect to each such exclusion, to request one (1) additional Demand Registration.

                 3.1.2 Effective Registration and Expenses. A registration will not count as a Demand Registration until it has become effective (unless the Requesting Holders withdraw all their Registrable Shares and the Company has performed its obligations hereunder in all material respects, in which case such demand will count as a Demand Registration unless the Requesting Holders pay all Registration Expenses in connection with such withdrawn registration); provided, that if, after it has become effective, an offering of Registrable Shares pursuant to a registration is interfered with by any stop order, injunction, or other order or requirement of the SEC or other governmental agency or court, such registration will be deemed not to have been effected and will not count as a Demand Registration.

                 3.1.3 Selection of Underwriters. The offering of Registrable Shares pursuant to a Demand Registration shall be in the form of a "firm commitment" underwritten offering. The Requesting Holders of a majority of the Registrable Shares to be registered in a Demand Registration shall select the investment banking firm or firms to manage the underwritten offering; provided, that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld or delayed.

                 3.1.4 Priority on Demand Registrations. No securities to be sold for the account of any Person (including the Company) other than a Requesting Holder shall be included in a Demand Registration unless the managing underwriter or underwriters shall advise the Company or the Requesting Holders in writing that the inclusion of such securities will not materially and adversely affect the price or success of the offering (a "Material Adverse Effect"). Furthermore, in the event the managing underwriter or underwriters shall advise the Company or the Requesting Holders that even after exclusion of all securities of other Persons pursuant to the immediately preceding sentence, the amount of Registrable Shares proposed to be included in such Demand Registration by Requesting Holders is sufficiently large to cause a Material Adverse Effect, the Registrable Shares of the Requesting Holders to be included in such Demand Registration shall equal the number of shares which the Company is so advised can be sold in such offering without a Material Adverse Effect and such shares shall be allocated pro rata among the Requesting Holders on the basis of the number of Registrable Shares requested to be included in such registration by each such Requesting Holder.

                 3.1.5 Rights of Nonrequesting Holders. Upon receipt of any Demand Request, the Company shall promptly (but in any event within ten (10) days) give written notice of such proposed Demand Registration to all other Holders, who shall have the right, exercisable by written notice to the Company within twenty (20) days of their receipt of the Company's notice, to elect to include in such Demand Registration such portion of their Registrable Shares as they may request. All Holders requesting to have their Registrable Shares included in a Demand Registration in accordance with the preceding sentence shall be deemed to be "Requesting Holders" for purposes of this Section 3.1 (although such Holders shall not be considered to have effected a Demand Request pursuant to such Section 3.1).

                 3.1.6 Deferral of Filing. The Company may defer the filing (but not the preparation) of a registration statement required by this Section
3.1 until a date not later than one hundred eighty (180) days after the Required Filing Date (or, if longer, one hundred eighty (180) days after the effective date of the registration statement contemplated by clause (ii) below) if (i) at the time the Company receives the Demand Request, the Company or any of its Subsidiaries is engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board of Directors of the Company determines in good faith that such disclosure would be materially detrimental to the Company and its shareholders or would have a material adverse effect on any such confidential negotiations or other confidential business activities, or
(ii) prior to receiving the Demand Request, the Board of Directors of the Company had determined to effect a registered underwritten public offering of the Company's securities for the Company's account and the Company had taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering. A deferral of the filing of a registration statement pursuant to this Section 3.1.6 shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause (i) of the preceding sentence, the negotiations or other activities are disclosed or terminated, or, in the case of a deferral pursuant to clause (ii) of the preceding sentence, the proposed registration for the Company's account is abandoned. In order to defer the filing of a registration statement pursuant to this Section 3.1.6, the Company shall promptly (but in any event within ten (10) days), upon determining to seek such deferral, deliver to each Requesting Holder a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 3.1.6 and a general statement of the reason for such deferral and an approximation of the anticipated delay. Within twenty
(20) days after receiving such certificate, the holders of a majority of the Registrable Shares held by the Requesting Holders and for which registration was previously requested may withdraw such Demand Request by giving notice to the Company; and if withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Shareholders Agreement. The Company may defer the filing of a particular registration statement pursuant to this
Section 3.1.6 only once.

         SECTION 3.2      PIGGYBACK REGISTRATIONS.

                 3.2.1 Right to Piggyback. Each time the Company proposes to register any of its equity securities (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public (whether for the account of the Company or the account of any securityholder of the Company) and the form of registration statement to be used permits the registration of Registrable Shares, the Company shall give prompt written notice to each Holder of Registrable Shares (which notice shall be given not less than thirty (30) days prior to the effective date of the Company's registration statement), which notice shall offer each such Holder the opportunity to include any or all of his or its Registrable Shares in such registration statement, subject to the limitations contained in Section 3.2.2 hereof. Each Holder who desires to have his or its Registrable Shares included in such registration statement shall so advise the Company in writing (stating the number of Registrable Shares desired to be registered) within twenty (20) days after the date of such notice from the Company. Any Holder shall have the right to withdraw such Holder's request for inclusion of such Holder's Registrable Shares in any registration statement pursuant to this Section 3.2.1 by giving written notice to the Company of such withdrawal. Subject to Section 3.2.2 below, the Company shall include in such registration statement all such Registrable Shares so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities originally proposed to be registered.

                 3.2.2 Priority on Registrations. If the managing underwriter advises the Company that the inclusion of any Registrable Shares pursuant to Section 3.2.1 would cause a

Material Adverse Effect, then (i) the number of such Holder's or Holders' Registrable Shares to be included in the registration statement shall be reduced to an amount which, in the judgment of the managing underwriter, would eliminate such Material Adverse Effect or (ii) if no such reduction would, in the judgment of the managing underwriter, eliminate such Material Adverse Effect, then the Company shall have the right to exclude all such Registrable Shares from such registration statement. Any partial reduction in the number of Registrable Shares to be included in the registration statement pursuant to clause (i) of the immediately preceding sentence shall be effected pro rata based on the ratio which such Holder's requested Registrable Shares bears to the total number of Registrable Shares requested to be included in such registration statement by all Persons (including Requesting Holders) who have requested (pursuant to contractual registration rights) that their Registrable Shares be included in such registration statement. If as a result of the provisions of this Section 3.2.2 any Holder shall not be entitled to include all Registrable Shares in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder's request to include Registrable Shares in such registration statement. No Person may participate in any registration statement hereunder unless such Person (x) agrees to sell such Person's Registrable Shares on the basis provided in any underwriting arrangements approved by the Company and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that no such Person shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Person's ownership of his or its Registrable Shares to be Transferred free and clear of all liens, claims, and encumbrances, (ii) such Person's power and authority to effect such Transfer, and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided further, however, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Shares, and the liability of each such Person will be in proportion thereto, and provided further that such liability will be limited to, the net amount received by such Person from the sale of his or its Registrable Shares pursuant to such registration.

         SECTION 3.3 HOLDBACK AGREEMENT. Unless the managing underwriter otherwise agrees, each of the Company and the Holders agrees (and the Company agrees, in connection with any underwritten registration, to use its commercially reasonable efforts to cause its Affiliates to agree) not to effect any public sale or private offer or distribution of any Common Stock or Common Stock Equivalents (except, if applicable, as part of such underwritten registration) during the ten (10) business days prior to the effectiveness under the Securities Act of any underwritten registration and during such time period after the effectiveness under the Securities Act of any underwritten registration (not to exceed one hundred eighty (180) days) as the Company and the managing underwriter may agree.

         SECTION 3.4 REGISTRATION PROCEDURES. Whenever any Holder has requested that any Registrable Shares be registered pursuant to this Shareholders Agreement, the Company will use its commercially reasonable efforts to effect the registration and the sale of such Registrable

Shares in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

                             (i) prepare and file with the SEC a registration statement on any appropriate form under the Securities Act with respect to such Registrable Shares and use its commercially reasonable efforts to cause such registration statement to become effective;

                            (ii)  prepare and file with the SEC such
         amendments, post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one hundred eighty (180) days (or such lesser period as is necessary for the underwriters in an underwritten offering to sell unsold allotments) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

                           (iii) furnish to each seller of Registrable Shares and the underwriters of the securities being registered such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any documents incorporated by reference therein and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such seller or the sale of such securities by such underwriters (it being understood that, subject to Section 3.5 and the requirements of the Securities Act and applicable state securities laws, the Company consents to the use of the prospectus and any amendment or supplement thereto by each seller of Registrable Shares and the underwriters in connection with the offering and sale of the Registrable Shares covered by the registration statement of which such prospectus, amendment or supplement is a part);

                            (iv) use its commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the managing underwriter reasonably requests; use its commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each seller of Registrable Shares to consummate the disposition of the Registrable Shares owned by such seller in such jurisdictions (provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction);

                             (v) promptly notify each seller of Registrable Shares and each underwriter and (if requested by any such Person) confirm such notice in writing (A) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (B) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Shares under state securities or "blue sky" laws or the initiation of any proceedings for that purpose, and (C) of the happening of any event which makes any statement made in a registration statement or related prospectus untrue or which requires the making of any changes in such registration statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

                            (vi) make generally available to the Company's securityholders an earnings statement satisfying the provisions of
         Section 11(a) of the Securities Act no later than thirty (30) days after the end of the twelve (12) month period beginning with the first day of the Company's first fiscal quarter commencing after the effective date of a registration statement, which earnings statement shall cover said twelve (12) month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

                           (vii) if requested by the managing underwriter or any seller of Registrable Shares, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or any seller of Registrable Shares reasonably requests to be included therein, including, without limitation, with respect to the Registrable Shares being sold by such seller, the purchase price being paid therefor by the underwriters and with respect to any other terms of the underwritten offering of the Registrable Shares to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

                          (viii) as promptly as practicable after filing with the SEC of any document which is incorporated by reference into a registration statement (in the form in which it was incorporated), deliver a copy of each such document to each seller of Registrable Shares who so requests;

                            (ix) cooperate with the sellers of Registrable Shares and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such sellers of Registrable Shares may request and keep available and make available to the Company's transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

                             (x) promptly make available for inspection by any seller of Registrable Shares, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such seller of Registrable Shares or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibilities, and cause the Company's officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (x) if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) if either (1) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing unless prior to furnishing any such information with respect to (A) or (B) such Holder of Registrable Shares requesting such information agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions; and, provided, further, that each Holder of Registrable Shares agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

                            (xi) furnish to each seller of Registrable Shares and underwriter a signed counterpart of (A) an opinion or opinions of counsel to the Company, and (B) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the sellers of Registrable Shares or managing underwriter reasonably requests;

                           (xii) cause the Registrable Shares included in any registration statement to be (A) listed on the New York Stock Exchange or (B) authorized to be quoted and/or listed on the Nasdaq National Market;

                           (xiii) provide a CUSIP number for the Registrable Shares included in any registration statement not later than the effective date of such registration statement;

                           (xiv) cooperate with each seller of Registrable Shares and each underwriter participating in the disposition of such Registrable Shares and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD");

                           (xv) during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

                           (xvi) notify each seller of Registrable Shares promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

                           (xvii) prepare and file with the SEC promptly any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Company or the managing underwriter, are required in connection with the distribution of the Registrable Shares;

                           (xviii) enter into agreements (including underwriting agreements in the managing underwriter's customary form) as are customary in connection with an underwritten registration; and

                           (xix) advise each seller of Registrable Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

         SECTION 3.5 SUSPENSION OF DISPOSITIONS. Upon receipt of any notice (a "Suspension Notice") from the Company of the happening of any event of the kind described in Section 3.4(v)(C) or Section 3.4(xix) (a "Suspension Event"), each Holder will forthwith discontinue disposition of Registrable Shares until such Holder's receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the "Advice") by the Company that the use of the prospectus may be resumed, and receipt of copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Shares current at the time of receipt of the Suspension Notice. In the event the Company shall give any Suspension Notice, the time period regarding the effectiveness of registration statements set forth in Section 3.4(ii) hereof shall be extended by the number of days during the period from and including the date of the giving of the Suspension Notice to and including the date when each seller of Registrable Shares covered by such registration statement shall have received the copies of the supplemented or amended prospectus or the Advice. The Company shall use its commercially reasonable efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable following the conclusion of the Suspension Event.

         SECTION 3.6 REGISTRATION EXPENSES. All expenses incident to the Company's performance of or compliance with this Article 3 including, without limitation, all registration and filing fees, all fees and expenses associated with filings required to be made with the NASD (including, if applicable, the fees and expenses of any "qualified independent underwriter" as such term is defined in Rule 2720(b)(15) of the NASD Conduct Rules, and of its counsel), as may be required by the rules and regulations of the NASD, fees and expenses of compliance with securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with "blue sky" qualifications of the Registrable Shares), rating agency fees, printing expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with The Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Shares), messenger and delivery expenses, the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with any listing of the Registrable Shares, fees and expenses of counsel for the Company and its independent certified public accountants (including the expenses of any special audit or "cold comfort" letters required by or incident to such performance), Securities Act liability insurance (if the Company elects to obtain such insurance), the fees and expenses of any special experts retained by the Company in connection with such registration, and the fees and expenses of other persons retained by the Company and reasonable fees and expenses of one firm of counsel for the sellers of Registrable Shares (which shall be selected by the Holders of a majority of the Registrable Shares being included in any particular registration statement) (all such expenses being herein called "Registration Expenses"), will be borne by the Company whether or not any registration statement becomes effective; provided, that in no event shall Registration Expenses include any underwriting discounts, commissions, or fees attributable to the sale of the Registrable Shares or any counsel, accountants, or other persons separately retained or employed by the Holders.

         SECTION 3.7      INDEMNIFICATION.

                 3.7.1 The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, each seller of Registrable Shares, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such seller of Registrable Shares (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof (collectively, the "Seller Affiliates") (A) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, reasonable attorneys' fees and disbursements except as limited by Section 3.7.3) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (C) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, to the extent that any such expense or cost is not paid under subparagraph (A) or (B) above; except insofar as the same are made in reliance upon and in strict conformity with information furnished in writing to the Company by such seller of Registrable Shares or any Seller Affiliate for use therein or arise from such seller's or any Seller Affiliate's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such seller of Registrable Shares or Seller Affiliate with a sufficient number of copies of the same. The reimbursements required by this Section 3.7.1 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

                 3.7.2 In connection with any registration statement in which a seller of Registrable Shares is participating, each such seller of Registrable Shares will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, each such seller of Registrable Shares will indemnify the Company and its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, reasonable attorneys' fees and disbursements except as limited by Section 3.7.3) resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, or any preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished in writing by such seller of Registrable Shares or any of its Seller Affiliates specifically for inclusion in the registration statement; provided, that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Shares, and the liability of each such seller of Registrable Shares will be in proportion to, and provided further that such liability will be limited to, the net amount received by such seller of Registrable Shares from the sale of Registrable Shares pursuant to such registration statement; provided, however, that such seller of Registrable Shares shall not be liable in any such case to the extent that, prior to the filing of any such registration statement or prospectus or amendment thereof or supplement thereto, such seller of Registrable Shares has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to the Company.

                 3.7.3 Any Person entitled to indemnification hereunder will give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person except to the extent such failure prejudiced the indemnifying party) and permit such indemnifying party to assume the defense of such claim; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (X) the indemnifying party has agreed to pay such fees or expenses, (Y) the indemnifying party shall have failed to assume the defense of such claim or (Z) in the reasonable opinion of counsel to such indemnified party, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (1) such settlement or compromise contains a full and unconditional release of the indemnified party or (2) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

                 3.7.4 Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 3.7.1 or Section 3.7.2 are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this
Section 3.7.4 were determined by pro rata allocation (even if the

Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 3.7.4. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 3.7.3, defending any such action or claim. Notwithstanding the provisions of this Section 3.7.4, no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Shares exceeds the amount of damages which such Holder has otherwise been required to pay by reason of such statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders' obligations in this Section 3.7.4 to contribute shall be several in proportion to the amount of Registrable Shares registered by them and not joint.

         If indemnification is available under this Section 3.7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 3.7.1 and Section 3.7.2 without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 3.7.4 subject, in the case of the Holders, to the limited dollar amounts set forth in Section 3.7.2.

                 3.7.5 The indemnification and contribution provided for under this Shareholders Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and will survive the Transfer of the Common Stock and the termination of this Shareholders Agreement.


                                   ARTICLE 4
                            TRANSFERS OF SECURITIES

         SECTION 4.1      TAG ALONG RIGHTS.

                 4.1.1 Significant Sales. In the event any HMC Shareholder desires to Transfer (in one transaction or a series of related transactions) shares of Common Stock representing more than twenty percent (20%) of the shares of Common Stock then held by the HMC Shareholders (a "Significant Sale"), then at least thirty (30) days prior to the closing of such Significant Sale, the HMC Shareholders shall make an offer (the "Participation Offer") to each Carter Shareholder (each, a "Co-Seller") to include in the proposed Significant Sale a portion of such Co-Seller's Common Stock which represents the same percentage of such Co-Seller's Fully-Diluted Common Stock as the shares being sold by the HMC Shareholders represent of the HMC Shareholders' aggregate Fully-Diluted Common Stock; provided, that, if the consideration to be received by the HMC Shareholders includes any securities, only Co-Sellers who have certified to the reasonable satisfaction of HMTF that they are Accredited Investors shall be entitled to participate in such Transfer, unless the transferee consents otherwise (which consent shall not be unreasonably withheld or delayed).

                 4.1.2 Threshold Transactions. In the event any HMC Shareholder desires to Transfer shares of Common Stock in a transaction the result of which would cause the HMC Shareholders to cease to own, in the aggregate, at least fifty percent (50%) of the Initial HMC Shares (a "Threshold Transaction"), then at least thirty (30) days prior to the closing of such Threshold Transaction, the HMC Shareholders shall deliver a Participation Offer to each Co-Seller to include in the proposed Threshold Transaction a percentage of such Co-Seller's Common Stock equal to the sum of (A) that percentage of shares of such Co-Seller's Common Stock which represents the same percentage of such Co-Seller's Initial Carter Shares as the aggregate percentage of shares of Common Stock sold by the HMC Shareholders in all transactions not constituting Significant Sales prior to the date of the Participation Offer with respect to the Threshold Transaction represented of the Initial HMC Shares plus (B) that percentage of shares of such Co-Seller's Common Stock which represents the same percentage of such Co-Seller's Fully-Diluted Common Stock as the shares being sold by the HMC Shareholders in the proposed Threshold Transaction represent of the HMC Shareholders' Fully-Diluted Common Stock; provided, that in no event shall the Co-Sellers be entitled to sell in the aggregate more shares of Common Stock than the number of shares proposed to be sold in the Threshold Transaction; provided, further, that, if the consideration to be received by the HMC Shareholders includes any securities, only Co-Sellers who have certified to the reasonable satisfaction of HMTF that they are Accredited Investors shall be entitled to participate in such Transfer, unless the transferee consents otherwise. For purposes of this Section 4.1.2, "a transaction not constituting a Significant Sale" shall not include any Transfer by an HMC Shareholder that would not constitute a Significant Sale pursuant to
Section 4.2 hereof.

         4.1.3 Terms of Participation Offer. The Participation Offer shall describe the terms and conditions of the proposed Significant Sale or Threshold Transaction and shall be conditioned upon (i) the consummation of the transactions contemplated in the Participation Offer with the transferee named therein, and (ii) each Co-Seller's execution and delivery of all agreements and other documents as the HMC Shareholders are required to execute and deliver in connection with such Significant Sale or Threshold Transaction (provided that the Co-Seller shall not be required to make any representations or warranties other than representations and warranties as to (A) such Co-Seller's ownership of his or its Common Stock to be Transferred free and clear of all liens, claims, and encumbrances, (B) such Co-Seller's power and authority to effect such Transfer and (C) such matters pertaining to compliance with securities laws as the transferee may reasonably require). If any Co-Seller shall accept the Participation Offer, the HMC Shareholders shall reduce, to the extent necessary, the number of shares of Common Stock they otherwise would have sold in the proposed Transfer so as to permit those Co-Sellers who have accepted the Participation Offer to sell the number of shares of Common Stock that they are entitled to sell under this Section 4.1, and the HMC Shareholders and such Co-Sellers shall Transfer the number of shares of Common Stock specified in the Participation Offer to the proposed transferee in accordance with the terms of such Transfer as set forth in the

Participation Offer. If any Co-Seller elects not to Transfer all or any portion of his Common Stock pursuant to a Significant Sale, the other Co-Sellers shall have the right, on a pro rata basis, to sell additional shares of Common Stock such that the Co-Sellers, in the aggregate, sell all shares of Common Stock permitted pursuant to this Section 4.1 (provided that the HMC Shareholders shall have no obligation to provide any notice to such other Co-Sellers other than the original Participation Offer).

         SECTION 4.2 CERTAIN EVENTS NOT DEEMED TRANSFERS. In no event shall any (i) exchange, reclassification, or other conversion of shares into any cash, securities, or other property pursuant to a merger or consolidation of the Company or any of its Subsidiaries with, or any sale or transfer by the Company or any of its Subsidiaries of all or substantially all its assets to, any Person, in each case in which holders of Common Stock are treated substantially the same, (ii) statutory share exchange involving, or recapitalization of, the Company or any of its Subsidiaries in which holders of Common Stock are treated substantially the same, (iii) Transfer by a HMC Shareholder pursuant to an effective registration statement under the Securities Act in compliance with Section 3 or (iv) transfer by a HMC Shareholder pursuant to Rule 144 under the Securities Act, constitute a Significant Sale for purposes of Section 4.1. In addition, Section 4.1 hereof shall not apply to any Transfer by any HMC Shareholder to any Person who will become an HMC Shareholder as a result of and after giving effect to such Transfer.

         SECTION 4.3 TRANSFER AND EXCHANGE. When shares of Common Stock are presented to the Company with a request to register the Transfer of such shares of Common Stock or to exchange such shares of Common Stock for securities of other authorized denominations, the Company shall register the Transfer or make the exchange as requested if the requirements of this Shareholders Agreement for such transaction are met; provided, however, that the shares of Common Stock surrendered for Transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Holder thereof or his or its attorney and duly authorized in writing. No service charge shall be made for any registration of Transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

         SECTION 4.4 REPLACEMENT SECURITIES. If a mutilated certificate evidencing shares of Common Stock is surrendered to the Company or if the Holder of a certificate evidencing shares of Common Stock claims and submits an affidavit or other evidence, satisfactory to the Company, to the effect that the certificate evidencing shares of Common Stock has been lost, destroyed or wrongfully taken, the Company shall issue a replacement certificate if the Company's requirements are met. If required by the Company, such securityholder must provide an indemnity bond, or other form of indemnity, sufficient in the judgment of the Company to protect the Company against any loss which may be suffered. The Company may charge such securityholder for its reasonable out-of-pocket expenses in replacing a certificate evidencing shares of Common Stock which has been mutilated, lost, destroyed, or wrongfully taken.

                                   ARTICLE 5
                            LIMITATION ON TRANSFERS

         SECTION 5.1 RESTRICTIONS ON TRANSFER. The Common Stock shall not be Transferred or otherwise conveyed, assigned or hypothecated before satisfaction of (i) the conditions specified in this Section 5.1, and in
Section 5.2 and Section 5.3, which conditions are intended to ensure compliance with the provisions of the Securities Act with respect to the Transfer of any Common Stock and (ii) if applicable, Article 4 hereof. Any purported Transfer in violation of this Article 5 and/or, if applicable, Article 4 hereof shall be void ab initio and of no force or effect. Other than Transfers subject to
Section 4.1 hereof and other than Transfers to the public pursuant to an effective registration statement or sales to the public pursuant to Rule 144 under the Securities Act otherwise permitted hereunder, each Holder will cause any proposed transferee of any Common Stock or any interest therein held by him or it to agree to take and hold such Common Stock subject to the provisions and upon the conditions specified in this Shareholders Agreement.

         SECTION 5.2      RESTRICTIVE LEGENDS.

                 5.2.1 Securities Act Legend. Except as otherwise provided in Section 5.4 hereof, each certificate evidencing shares of Common Stock held by a Holder, and each certificate evidencing shares of Common Stock issued to any subsequent transferee of such Common Stock, shall be stamped or otherwise imprinted with a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR PURSUANT TO THE SECURITIES OR "BLUE SKY" LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT, (ii) RULE 144 UNDER SUCH ACT, OR (iii) ANY OTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

                 5.2.2 Other Legends. Except as otherwise permitted by the last sentence of Section 5.1, each certificate evidencing shares of Common Stock issued to each Holder or a subsequent transferee shall include a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING AND OTHER TERMS AND CONDITIONS SET FORTH IN THE SHAREHOLDERS AGREEMENT DATED AS OF JUNE 4, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

         SECTION 5.3 NOTICE OF PROPOSED TRANSFERS. Prior to any Transfer or attempted Transfer of any Common Stock, the Holder of such Common Stock shall (i) give ten (10) days' prior written notice (a "Transfer Notice") to the Company of such Holder's intention to effect such Transfer, describing the manner and circumstances of the proposed Transfer, and (ii) either (A) provide to the Company an opinion reasonably satisfactory to the Company from counsel who shall be reasonably satisfactory to the Company (or supply such other evidence reasonably satisfactory to the Company) that the proposed Transfer of such Common Stock may be effected without registration under the Securities Act, or (B) certify to the Company that the Holder reasonably believes the proposed transferee is a "qualified institutional buyer" and that such Holder has taken reasonable steps to make the proposed transferee aware that such Holder may rely on Rule 144A under the Securities Act in effecting such Transfer. After receipt of the Transfer Notice and opinion (if required), the Company shall, within five (5) days thereof, so notify the Holder of such Common Stock and such Holder shall thereupon be entitled to Transfer such Common Stock in accordance with the terms of the Transfer Notice. Each certificate evidencing shares of Common Stock issued upon such Transfer shall bear the restrictive legend set forth in Section 5.2.1, unless in the opinion of such counsel such legend is not required in order to ensure compliance with the Securities Act, and Section 5.2.2, if applicable. The Holder of the Common Stock giving the Transfer Notice shall not be entitled to Transfer such Common Stock until receipt of the notice from the Company under this Section 5.3.

         SECTION 5.4 TERMINATION OF CERTAIN RESTRICTIONS. Notwithstanding the foregoing provisions of this Article 5, the restrictions imposed by Section
5.2.1 upon the transferability of the Common Stock and the legend requirements of Section 5.2.1 shall terminate as to any Common Stock (i) when and so long as such Common Stock shall have been effectively registered under the Securities Act and disposed of pursuant thereto or (ii) when the Company shall have received an opinion of counsel reasonably satisfactory to it that such Common Stock may be transferred without registration thereof under the Securities Act and that such legend may be removed. Whenever the restrictions imposed by
Section 5.2.1 shall terminate as to any Common Stock, the Holder thereof shall be entitled to receive from the Company, at the Company's expense, a new certificate evidencing such shares of Common Stock not bearing the restrictive legend set forth in Section 5.2.1.


                                   ARTICLE 6
                             AFFILIATE TRANSACTIONS

         The Company and the HMC Shareholders agree that neither the Company nor any Subsidiary of the Company shall enter into any material transaction with any HMTF Designee or HMC Shareholder or their respective Affiliates unless such transaction has been approved by the Carter Designees. Notwithstanding the foregoing, this Article 6 shall not apply to the execution and delivery by the Company of the Monitoring and Oversight Agreement and the Financial Advisory Agreement (as each such term is defined in the Merger Agreement).

                                   ARTICLE 7
                                  TERMINATION

         SECTION 7.1 TERMINATION. The provisions of this Shareholders Agreement shall terminate on the earlier of (i) June 4, 2008 and (ii) the mutual written consent of a majority in interest of the HMC Shareholders (based on the number of shares of Common Stock then owned) and a majority in interest of the Carter Shareholders (based on the number of shares of Common Stock then owned); provided, however, that Section 4.1 and Article 5 (other than Sections
5.2 and 5.4) of this Shareholders Agreement shall terminate upon the consummation prior to the expiration of such ten (10) year period of a Qualified IPO.


                                   ARTICLE 8
                                 MISCELLANEOUS

         SECTION 8.1 NOTICES. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address as may be substituted by notice given as herein provided):

         If to the Company:

                 4550 Spring Valley Road
                 Dallas, Texas 75244-3705
                 Attention: Chief Executive Officer

         With copies to (which shall not constitute notice):

                 Hicks, Muse, Tate & Furst Incorporated
                 200 Crescent Court, Suite 1600
                 Dallas, Texas 75201
                 Attention: Lawrence D. Stuart, Jr.

                 Weil, Gotshal & Manges LLP
                 100 Crescent Court, Suite 1300
                 Dallas, Texas 75201
                 Attention: Glenn D. West, Esq.

         If to any Holder, at its address listed on the signature pages hereof.

         Any notice or communication hereunder shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five (5) calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

         Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

         SECTION 8.2 GOVERNING LAW. THIS SHAREHOLDERS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

         SECTION 8.3 SUCCESSORS AND ASSIGNS. Whether or not an express assignment has been made pursuant to the provisions of this Shareholders Agreement, provisions of this Shareholders Agreement that are for the Holders' benefit as the holders of any Common Stock are, except as otherwise expressly provided herein, also for the benefit of, and enforceable by, all subsequent holders of such Common Stock, except as otherwise expressly provided herein. This Shareholders Agreement shall be binding upon the Company, each Holder, and, except as otherwise expressly provided herein, their respective heirs, devisees, successors and assigns.

         SECTION 8.4 DUPLICATE ORIGINALS. All parties may sign any number of copies of this Shareholders Agreement. Each signed copy shall be an original, but all of them together shall represent the same agreement.

         SECTION 8.5 SEVERABILITY. In case any provision in this Shareholders Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby

         SECTION 8.6      NO WAIVERS; AMENDMENTS.

                 8.6.1 No failure or delay on the part of the Company or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Holder at law or in equity or otherwise.

                 8.6.2 Any provision of this Shareholders Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company, a majority in interest of the HMC Shareholders (based on the number of shares of Common Stock then owned) and a majority in interest of the Carter Shareholders (based on the number of shares of Common Stock then owned); provided, however, that (i) any amendment to the provisions of Section
2.1 (and any definition used therein) shall be required to be in writing and be signed by the Company and a majority in interest of the HMC Shareholders, as such term is defined for the purposes of such Section (based on the number of shares of Common Stock owned), and a majority in interest of the Carter Shareholders, as such term is defined for the purposes of such Section, (ii) any amendment to the provisions of Section 4.1 and Section 4.2 (and any definition used therein) shall be required to be in writing and signed by a majority in interest of the HMC Shareholders, as such term is defined for the purposes of such Section (based on the number of shares of Common Stock owned), and a majority in interest of the Carter Shareholders, and (iii) any amendment to (A) the provisions of this
Section 8.6.2 or (B) any amendment which would change the number of Holders which shall be required for the Holders or any of them to take any action under this Section 8.6.2 or any other provision of this Shareholders Agreement shall be required to be in writing and signed by all of the Holders affected and, if applicable, the Company.

         SECTION 8.7 ACTIONS OF CARTER SHAREHOLDERS. Except as otherwise provided herein, any action required to be taken or right which is exercisable by the Carter Shareholders hereunder may be taken by the Carter Shareholders acting pursuant to the affirmative vote of the holders of a majority of the shares of Common Stock owned by them, and they shall have no liability to any other Person with respect to any such action or any such right exercised.

         SECTION 8.8 COUNTERPARTS. This Shareholders Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same agreement.

         SECTION 8.9 CERTAIN ACTIONS BY HMC SHAREHOLDERS. Except as otherwise provided or permitted herein, the HMC Shareholders shall not take or omit to take any action or enter into any transaction that would result in the shares of Common Stock owned by the Carter Shareholders being treated differently, on a per share Common Stock basis, than the shares of Common Stock owned by the HMC Shareholders.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first above written.


                              HOME INTERIORS & GIFTS, INC.


                              By:
                                 ----------------------------------------
                                      Donald J. Carter, Jr.
                                      Chief Executive Officer






                    SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first above written.


                                 SHAREHOLDER:

                                 HI EQUITY PARTNERS, L.P.

                                 By:     TOH/HOME INTERIORS, LLC,
                                         its General Partner


                                 By:
                                    ----------------------------------------
                                         Daniel S. Dross
                                         Vice President and Secretary

                                 ADDRESS FOR NOTICES:

                                 200 Crescent Court
                                 Suite 1600
                                 Dallas, Texas 75201






                    SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first above written.


                                 SHAREHOLDER:

                                 ADKINS FAMILY PARTNERSHIP, LTD.


                                 By:
                                    ------------------------------------------
                                 Name:   M. Douglas Adkins
                                 Title:  General Partner


                                 ADDRESS FOR NOTICES:

                                 c/o M. Douglas Adkins
                                 #10 Rue de Lac
                                 Dallas, Texas 75230






                    SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first above written.



                              SHAREHOLDER:




                              ------------------------------------------------
                              M. Douglas Adkins


                              ADDRESS FOR NOTICES:

                              #10 Rue de Lac
                              Dallas, Texas 75230






                    SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first above written.



                               SHAREHOLDER:

                               ESTATE OF FERN ARDINGER


                               By:
                                  --------------------------------------
                               Name:     Horace T. Ardinger, Jr.
                               Title:    Executor


                               ADDRESS FOR NOTICES:

                               9040 Governors Row
                               Dallas, Texas 75247






                    SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first above written.



                               SHAREHOLDER:

                               ARDINGER FAMILY PARTNERSHIP, LTD.


                               By:
                                  -------------------------------------------
                               Name:     Horace T. Ardinger, Jr.
                               Title:    General Partner


                               ADDRESS FOR NOTICES:

                               c/o Horace T. Ardinger, Jr.
                               9040 Governors Row
                               Dallas, Texas 75247






                    SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first above written.



                                SHAREHOLDER:




                                ---------------------------------------------
                                Donald J. Carter, Jr.


                                ADDRESS FOR NOTICES:

                                5608 Glenbrook Circle
                                Plano, Texas 75093






                    SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first above written.


                                           SHAREHOLDER:




                                           -----------------------------------
                                           Linda J. Carter


                                           ADDRESS FOR NOTICES:

                                           8024 FM 428
                                           Denton, Texas 76028





                    SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first above written.



                               SHAREHOLDER:




                               -----------------------------------------------
                               Ronald L. Carter


                               ADDRESS FOR NOTICES:

                               1001 Flower Mound Road
                               Flower Mound, Texas 75028






                    SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first above written.



                               SHAREHOLDER:




                               ----------------------------------------------
                               Donald J. Carter


                               ADDRESS FOR NOTICES:

                               8024 FM 428
                               Denton, Texas 76028






                    SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first above written.




                                SHAREHOLDER:

                                CARTER 1997 CHARITABLE REMAINDER UNIT TRUST


                                By:
                                   -------------------------------------------
                                        William J. Hendrix,
                                        Independent Special Trustee


                                ADDRESS FOR NOTICES:

                                4761 Frank Luke Drive
                                Dallas, Texas 75248






                    SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first above written.



                               SHAREHOLDER:

                               HAMMOND FAMILY TRUST


                               By:
                                  --------------------------------------------
                                       Howard L. Hammond,
                                       Trustee


                               By:
                                  --------------------------------------------
                                       Barbara J. Hammond,
                                       Trustee

                               ADDRESS FOR NOTICES:

                               806 N. Leonard
                               Fresno, California  73727






                    SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the date first above written.



                               SHAREHOLDER:




                               ----------------------------------------------
                               Christina L. Carter Urschel


                               ADDRESS FOR NOTICES:

                               3637 Maplewood
                               Dallas, Texas 75205






                    SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT